Exhibit 99.1

Mesencephalic astrocyte neurotrophic factor (MANF) neuroprotection from necrotic and apoptotic cell death in rat cortical cultures. Juan A. Martinez1, Andreas Jeromin1 and Gerald E. Commissiong2. 1Banyan Biomarkers Inc., Alachua, FL; 2Amarantus Bioscience Inc., Sunnyvale CA.

Mesencephalic Astrocyte-derived Neurotrophic Factor (MANF) is a novel 18 kDa astrocyte-secreted protein that has been shown to have anti-apoptotic, neuroprotective and neurorestorative properties. It has been shown to selectively protect nigral dopaminergic neurons, versus GABAergic or serotonergic neurons, suggesting a potential indication for Parkinson’s Disease treatment. To examine further neuroprotective effects of MANF we determined the dose-response effect on cytotoxicity induced in primary rat cortical cultures by exposure to necrosis-inducing N-methyl-D-aspartate (NMDA, 0.5 µM) and apoptosis-inducing staurosporine (STS, 300 µM). Cultures of >80% neurons obtained from P1 pups were exposed to increasing concentrations of MANF (0-100 ng/ml) in serum-free medium that were pre-treated with NMDA and STS to determine neuroprotection to necrosis and apoptosis, respectively. Cytotoxicity was determined by lactate dehydrogenase release into conditioned medium. Apoptosis and necrotic-mediated cell death were evaluated by semi-quantitative western blot analysis of spectrin breakdown products SBDP-120 and SBDP-145/150, respectively. Results indicate that doses between 2.5 and 10 ng/ml MANF significantly reduced cell death induced by either STS or NMDA, whereas concentrations above 25 ng/ml appeared to be ineffective. Analysis of SBDP-145/150 indicated that MANF significantly decreased levels at all concentrations in NMDA-treated cells, suggesting a neuroprotective effect against calpain-mediated necrotic cell death. Analysis of SBDP-120 showed significant decrease in protein level between 5 and 25 ng/ml, suggesting that MANF is also cytoprotective in caspase-mediated apoptotic cell death. We conclude that MANF appears to have neuroprotective properties against both NMDA-mediated necrosis induction and STS-mediated apoptosis induction in vitro. These results were confirmed in two separate studies. The dual mechanism of neuroprotection (to both necrotic and apoptotic cell death) could support possible therapeutic applications for MANF in both acute and chronic neurodegenerative pathologies.